                                                                    EXHIBIT 12.2

                                                            SMT Health Services, Inc.
                                                            Ratio of Earnings to Fixed Charges
                                                            (Dollars in thousands)

                                                            Years ended December 31,                        Six months ended,
                                    -----------------------------------------------------------------------------------------------
                                         1992           1993           1994          1995           1996      6/30/96      6/30/97
Income (Loss) from continuing
 operations before income taxes
 and extraordinary item..........   $     211   $      (105)    $       636     $   1,851       $   3,589   $  1,489    $   2,735

Add:
      Fixed charges..............       1,695         1,819           1,730         1,849           2,155        989        1,147
                                    -----------------------------------------------------------------------------------------------
Earnings.........................   $   1,906   $     1,714     $     2,366     $   3,700       $   5,744   $  2,478    $   3,882
                                    ===============================================================================================

Fixed charges:
      Interest...................   $   1,568   $     1,716     $     1,638     $   1,758       $   2,041   $    946    $   1,080
      Interest portion of rent
        expense (33%)............         127           103              92            91             114         43           67
                                    -----------------------------------------------------------------------------------------------

Total fixed charges..............   $   1,695   $     1,819     $     1,730     $   1,849       $   2,155   $    989    $   1,147
                                    ===============================================================================================
Ratio of earnings to fixed
  charges (1)....................         1.1           -               1.4           2.0             2.7        2.5          3.4


(1) Earnings were insufficient to cover fixed charges by $105 in the year ended December 31, 1993.